EXHIBIT 10.18

Amendment to Tube City, Inc.

Executive Deferred Compensation Plan

(Effective as of January 1, 2005)

WHEREAS, Tube City, Inc. adopted the Tube City, Inc. Executive Deferred Compensation Plan (the “Plan”) effective as of May 1, 2001, for the purpose of providing a select group of management and highly compensated employees of the Company with certain deferred compensation benefits; and

WHEREAS, Tube City, LLC (the “Company”) has assumed sponsorship of the Plan by operation of law as a result of the statutory conversion of Tube City, Inc. to Tube City, LLC (wholly owned by Tube City IMS Corporation), effective September 12, 2003; and

WHEREAS, Article X of the Plan permits the amendment of the Plan by the Company from time to time, subject to a prohibition against any amendment that would reduce a Plan participant’s “Plan Deferral Account” (as that term is defined in the Plan) without the participant’s consent; and

WHEREAS, the Company, by action of its Sole Member, has determined to amend the Plan in order to change the name of the Plan and to comply with certain changes that have been made to the Internal Revenue Code of 1986, as amended (the “Code”) affecting the tax treatment of deferred compensation plan in order to avoid causing any Plan participant to be subject to the unfavorable tax treatment that may be applicable if the Plan were to fail to comply with these Code changes; and

WHEREAS, the amendment to the Plan in order to comply with the changes made to the Code will not result in the reduction of any participant’s Plan Deferral Account.

NOW, THEREFORE, effective as of January 1, 2005, the Plan is amended as follows:

1. The Plan is hereby redesignated as the Tube City, LLC Executive Deferred Compensation Plan, and each reference to the Company shall be a reference to Tube City, LLC rather than to Tube City, Inc.

2. Section 2.2 (“Board of Directors”) is hereby deleted, and each reference in the Plan to the Board of Directors is hereby replaced with the term “Sole Member.”

3. Sections 2.3 through 2.18 are hereby redesignated as Sections 2.2 through 2.17, respectively.

4. Section 2.5 (formerly Section 2.6, defining “Company”) shall be amended in its entirety to read:

2.5 “Company” shall mean Tube City, LLC, a Delaware limited liability company.

5. A new Section 2.18 is hereby added immediately before Section 2.19, to read:

2.18 “Sole Member” shall mean Tube City IMC Corporation, the sole member of the Company.

6. Article III of the Plan is restated in its entirety to read:

“ARTICLE III PARTICIPATION

3.1 General Rules on Participation Agreements. The employees of the Company who are eligible to participate in the Plan shall be those management and highly compensated executives designated by the Sole Member of the Company as eligible. Any employee so designated who executes a Participation Agreement or who otherwise has any amount credited for his or her benefit under the Plan shall be a Participant in the Plan and shall have a Plan Deferral Account. The Participation Agreement for each Participant shall specify the amount, stated as a whole percentage (not in excess of 25%), of a Participant’s Base Compensation to be deferred from the subsequent Plan Year. Each employee who is eligible to participate in the Plan may also elect to defer all or a portion of his or her Bonus Compensation which may be paid to such Participant with respect to the subsequent Plan Year. Except as otherwise provided in this Plan or in the Participant’s Participation Agreement, a Participant’s election to defer Compensation shall remain in effect from one Plan Year to the next, unless otherwise changed by the Participant.

3.2 Special Rules Related to Code Section 409A. Effective as of January 1, 2005, a Participation Agreement filed by a Participant shall not become effective any earlier than is permissible consistent with the requirements set forth in Code Section 409A(a)(4), proposed Treasury Regulation Sections 1.409A-1,2,3,6, IRS Notice 2005-1 (to the extent such guidance continues to be treated as in effect by the Internal Revenue Service) and such other final regulations or other guidance that may be issued by the Treasury Department or the Internal Revenue Service interpreting such requirements. Any such effective Participation Agreement shall not be revocable except to the extent revocation is permissible under Code Section 409A and related guidance.

(a) In general, the limitations of this Section 3.2 shall be applied so as to required that all Participation Agreements to defer Compensation earned by reason of services performed for the Company during a Plan Year must be filed before the first day of such Plan Year to be effective, and may only be revoked with respect to the automatic renewal of such Participation Agreement for subsequent Plan Years by means of filing a revocation before the first day of such subsequent Plan Year.

(b) Notwithstanding the foregoing general provisions of Section 3.2(a), to the extent permissible under Code Section 409A and applicable regulations or other guidance, a Participation Agreement that would defer payments of bonus compensation may be made after the beginning of the period to which such bonus compensation relates, if such later election is permitted under such rules as may be established by the Committee from time to time.”

7. A new Section 6.2(c) is added at the end of Section 6.2, to read:

“(c) Effective with respect to benefits attributable to deferrals of Compensation made on or after January 1, 2005, and notwithstanding anything herein to the contrary, distributions shall in all cases be made pursuant to the terms of the Participant’s Participation Agreement in effect with respect to such deferrals, and if no distribution method is specified, shall be distributed as a lump sum as soon as reasonably practicable following the termination of such Participant’s employment with the Company. A Participant shall be permitted to modify the terms of his Participation Agreement with respect to the time and manner of distribution of such benefits only to the extent such modification is consistent with the requirements of Code Section 409A(a)(4)(C) and guidance issued by the Treasury Department or the Internal Revenue Service interpreting such requirements. In general, modification of the time and form of distribution will, therefore, only be permitted if the election to make such modifications is filed at least 12 months prior to the date the distribution would have been paid (or the date the first distribution would have been paid out of a series of distributions), and such modification results in a deferral of payment (or distribution commencement) for at least five years. For these purposes, a distribution of benefits in a series of installments shall be treated, consistent with applicable guidance issued pursuant to Code Section 409A, as a single payment distributed as of the date such series of payments is to commence. In addition, no election to modify the time and manner of distribution shall be effective unless the Company consents to such modification, and the provisions of Section 6.2(b), above, shall only be effective to the extent such payment of a lump sum cash distribution is consistent with the requirements of Code Section 409A(a)(3) (prohibiting acceleration of benefit payments), or within the scope of an exception from such prohibition on acceleration of benefit payment as may be available under Treasury Regulations or other guidance issued by the Treasury Department or the Internal Revenue Service.”

8. Section 6.3 is amended in its entirety to read:

“6.3 Early Payment of Benefits. In the event that a Participant elects to receive benefits under the Plan at any time prior to the time payment of benefits would be made under Section 6.2 of the Plan, the Participant shall file such election with the Committee and shall, as soon as practicable after receipt of such election by the Committee, be paid ninety percent (90%) of such Participant’s Plan Deferral Account, and such Participant shall not thereafter be entitled to any further benefits under the Plan and shall cease to be a Participant thereunder. Notwithstanding the foregoing, this Section 6.3 shall not be applicable to any benefits under the Plan attributable to deferrals of Compensation made on or after January 1, 2005.

9. Section 6.4 is amended in its entirety to read:

“6.4 Hardship.

(a) A Participant may petition the Sole Member of the Company for a distribution of all or a portion of his or her vested Plan Deferral Account (without reduction as set forth in Section 6.3 above) on account of an unforeseeable emergency. If the Board of Directors of the Company determines that there is such an unforeseeable emergency, and that there are insufficient resources available from other sources to pay the expenses associated with such unforeseeable emergency, the Participant shall receive a payment in an amount not to exceed the lesser of the Participant’s Plan Deferral Account or the amount required to meet the financial needs arising from the unforeseeable emergency (increased to take into account any tax liability on such benefit payment and decreased to take into account amounts available from other sources, including reimbursement through insurance or otherwise, the liquidation of other assets of the Participant to the extent such liquidation does not cause severe financial hardship, or by cessation of deferrals under the Plan). For purposes of this Section 6.4, an unforeseeable emergency is any severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of property of the Participant due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(b) Notwithstanding the foregoing, this Section 6.4 shall only be applicable with respect to benefits under the Plan attributable to deferrals of Compensation made on or after January 1, 2005 to the extent consistent with the requirements of Code Section 409A(a)(2)(B)(ii) (relating to what constitutes an “unforeseeable emergency” and the extent to which distributions are permitted to be made in such circumstances) and Treasury

Regulations or other guidance as may be issued by the Treasury Department or the Internal Revenue Service interpreting such requirements.”

10. Section 6.6 is amended in its entirety to read:

“6.6 Compensation in Excess of Section 162(m) Limitations.

(a) Notwithstanding anything to the contrary contained herein, in the event a Participant is a “covered employee” as that term is used for purposes of Code Section 162(m), payment of benefits under the Plan shall not be made to such a Participant to the extent that the amount paid is subject to the limitations on deductibility under such Code Section or is reasonably likely to cause other payments to such Participant to be subject to such limitations on deductibility. In the event a payment is not made by reason of this Section 6.6, the payment will be made as soon as the payment can be made without the causing the limitations on deductibility under Code Section 162(m) to be applicable. For purposes of this Section 6.6, a payment is subject to Code Section 162(m) to the extent that it exceeds the limits on deductible compensation payments and is not otherwise exempt from the application of that Code Section (e.g., on account of the exception for performance based compensation).

(b) Effective with respect to benefits attributable to deferrals of Compensation made on or after January 1, 2005, this Section 6.b shall only be effective to the extent the suspension of payments provided for hereunder is consistent with the requirements of Code Section 409A(a)(2), (3) and (4) and Treasury Regulations or other guidance as may be issued by the Treasury Department or the Internal Revenue Service interpreting such requirements.”

11. A new Section 11.10 is added at the end of Article XI, to read:

11.10. Intent to Comply with Code Section 409A. The Plan, as amended, is intended to comply with Code Section 409A and applicable Treasury Regulations or other guidance as may be issued by the Treasury Department or the Internal Revenue Service interpreting such requirements so as to avoid the imposition of tax on participants under Code Section 409A(a), and shall in all instances be interpreted in a manner consistent with such intent. The provisions of the Plan that relate to Code Section 409A are intended to be applicable only to benefits under the Plan that are attributable to deferrals that are made or that become vested on or after January 1, 2005, and the Plan no material modification to the Plan is intended to have been made with respect to deferrals made and vested prior to January 1, 2005 for the express purpose of preserving the status of such benefits as grandfathered, or otherwise exempt from the applicability of Code Section 409A.”

12. In all other respect the Plan remains in full force and effect without change.

IN WITNESS WHEREOF, and as evidence of the adoption of the amendment by the Company, it has caused the same to be signed by a duly authorized officer of its Sole Member, this 3rd day of January, 2006.

TUBE CITY IMS CORPORATION, SOLE MEMBER OF TUBE CITY, LLC

By:	/s/ Thomas E. Lippard
Thomas E. Lippard
Vice President